Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Internet Capital Group

Investor Relations

610-727-6900

IR@internetcapital.com

Internet Capital Group Closes Financing, Begins Process of Redeeming Existing Convertible Notes Due December 2004

Company Secures Private Placement of $60 million of Convertible Notes

Wayne, Pa – May 10, 2004 – Internet Capital Group, Inc. (Nasdaq: ICGE; “ICG”) announced today that it has completed the previously announced private placement of $60 million principal amount of 5% convertible notes due April 2009 (the “Notes”). The Notes are convertible into ICG common stock at a conversion price of $9.108 per share (as adjusted for the reverse stock split).

“This financing is testament to ICG’s potential to build value. Now that this transaction has closed, we can redeem the remainder of our existing outstanding debt, allowing us to further heighten our focus on maximizing the success of our partner companies by driving revenue and earnings growth,” said Walter Buckley, chairman and CEO of ICG. “A strengthened balance sheet coupled with encouraging partner company progress puts us in a solid position to capitalize on the opportunities presented by the growing e-business applications space.”

Having closed the transaction today, ICG will use a portion of the net proceeds of the private placement to redeem the remaining $39.1 million of outstanding 5 1/2% convertible subordinated notes due December 2004 (the “Existing Notes”). As such, ICG today sent an irrevocable notice of redemption to JP Morgan Trust Company, Trustee of the Existing Notes announcing that ICG will redeem such Existing Notes on June 24, 2004. The remaining net proceeds will be used for general working capital purposes and for potential acquisitions in new and existing partner companies.

Effectiveness of Reverse Stock Split

Separately, ICG announced that a one-for-twenty reverse stock split became effective as of the close of trading on Friday, May 7, 2004. On a post-split basis, ICG currently has 38,056,600 shares of common stock outstanding. In order to indicate the effect of the reverse split to the investment community, Nasdaq will amend the Company’s ticker symbol to “ICGED” for a period of twenty trading days, commencing today. After such time, the Company’s ticker symbol will revert to “ICGE”.

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) is an e-business applications holding company that builds, acquires, and owns software and services businesses that leverage the Internet to help organizations operate more productively. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of e-business companies that take advantage of the evolution to Internet architectures in key business sectors.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in additional partner companies, debt obligations, additional financing requirements, the effect of economic conditions generally and in the e-commerce and information technology markets specifically, and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.